Exhibit 5.1

[Letterhead of Eversheds Sutherland (US) LLP]

September 23, 2020

SuRo Capital Corp.

One Sansome Street, Suite 730

San Francisco, CA 94104

Ladies and Gentlemen:

We have acted as counsel to SuRo Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (File No. 333-239681) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated July 27, 2020, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the issuance and sale from time to time, of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), having an aggregate offering price of up to $150,000,000, as described in the prospectus supplement, dated as of July 29, 2020, supplement no. 1 to the prospectus supplement, dated August 6, 2020, and supplement no. 2 to the prospectus supplement, dated September 23, 2020, filed with the Commission pursuant to Rule 497 or Rule 424 under the Securities Act (collectively, the “Prospectus Supplement”). The Shares are to be sold by the Company pursuant to an At-the-Market Sales Agreement, dated as of July 29, 2020 and as amended on September 23, 2020, by and among the Company and BTIG, LLC, JMP Securities LLC and Ladenburg Thalmann & Co., Inc. (collectively, the “Sales Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies of the following:

(i)          The Articles of Amendment and Restatement of the Company, as amended, certified as of a recent date by an officer of the Company;

(ii)         The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iii)        A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland dated as of September 22, 2020;

(iv)        A Certificate of Status with respect to the Company issued by the California Secretary of State dated as of September 22, 2020; and

(v)         The resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Sales Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials or Company officers have been properly issued and that such certificates remain accurate on the date of this letter, and (vi) the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

The opinion set forth below is limited to the Maryland General Corporation Law, as in effect as of the date hereof, and we express no opinion as to the applicability or effect of any other laws of the State of Maryland or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereof, and subject to the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment thereof in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed in this opinion letter is (i) strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (ii) only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission to be incorporated by reference into the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement.  We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Eversheds Sutherland (US) LLP

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